EX-99.(1)

Goldman Sachs BDC, Inc. Closes Initial Public Offering of Common Stock; Announces Quarterly Distribution of $0.45 Per Share

Company Release – March 23, 2015

NEW YORK (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC”) (NYSE: GSBD) announced today that it closed its initial public offering of 6,000,000 shares of its common stock on March 23, 2015. Shares of common stock of GS BDC began trading on the New York Stock Exchange on March 18, 2015, under the symbol GSBD.

BofA Merrill Lynch; Goldman, Sachs & Co.; Morgan Stanley; Citigroup; Credit Suisse; and Wells Fargo Securities acted as joint book-running managers and Raymond James and SunTrust Robinson Humphrey acted as co-managers for the public offering.

Additionally, as previously disclosed in the prospectus in connection with its initial public offering, GS BDC’s Board of Directors has declared a distribution of $0.45 per share for the quarter ending March 31, 2015 to stockholders of record as of March 31, 2015, which is payable on April 30, 2015.

ABOUT GOLDMAN SACHS BDC, INC.

GS BDC is an externally managed specialty finance company that is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States. GS BDC is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. Since it was formed in 2012 through December 31, 2014, GS BDC has originated more than $1.27 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, unsecured debt, including mezzanine debt and, to a lesser extent, investments in equities.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Media Contact: Andrea Raphael, 212-902-5400

Investor Contact: Katherine Schneider, 203-983-2529

Source: Goldman Sachs BDC, Inc.